Exhibit 10.11

PROMISSORY NOTE

U.S.$ 4,500,000.00	Dated: November 15, 2007

FOR VALUE RECEIVED, the undersigned, PSMT (Barbados) Inc., a corporation organized and existing under the laws of Barbados, (the “Borrower”), HEREBY PROMISES TO PAY to the order of Citibank, N.A. (the “Bank”), acting through its international banking facility, the principal sum of U.S.$ 4,500,000.00 (United States Dollars Four Million Five Hundred Thousand and 00/100) in twenty (20) consecutive semi-annual installments of U.S.$ 225,000.00 each. The first such installment shall be due on the last day of the initial Interest Period (as defined below), with subsequent installments due on the last day of each subsequent Interest Period and the final such installment due on the Maturity Date; as used herein, “Maturity Date” shall mean (i) the date which occurs ten (10) years after the date of this Note (as stated at the beginning hereof) or, (ii) if the date occurring ten years after the date of this Note is not a Business Day (as defined below), the immediately preceding Business Day.

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable on the last day of each Interest Period, and the date this loan shall be paid in full, at an interest rate per annum equal at all times during each Interest Period to 1.50% per annum above the rate of interest per annum at which deposits in United States Dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the unpaid principal of this Note (as of the first day of such Interest Period) and for a period equal to such Interest Period; provided, that in the event that the Borrower fails to provide the Bank with at least three full Business Days’ notice of its intent to make the borrowing evidenced by this Note, and in connection with such failure, the Bank incurs any penalties, fees, costs or charges in providing the funds for such borrowing, then the margin above the interest rate charged by the Bank for the first Interest Period of such borrowing shall be increased by the amount of such penalties, fees, costs and charges. The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods, each such period being an “Interest Period”. The initial Interest Period shall begin on the date hereof and each subsequent Interest Period shall begin on the day immediately following the last day of the immediately preceding Interest Period. The duration of each Interest Period shall be six months, provided, however, that: (a) the twentieth and final Interest Period shall end on the Maturity Date; (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month. “Business Day” means any day on which dealings are carried on in the London interbank market and banks are open for business in London and are not required or authorized to close in New York City or in Barbados. During the continuance of an Event of Default (as defined below), the Borrower shall pay interest on the unpaid principal amount hereof, and on any interest, fees or other amounts not paid when due, at a fluctuating interest rate per annum equal at all times to 2% per annum above the Base Rate (as defined below), payable on the dates specified for payment of interest above and upon demand; as used herein, “Base Rate” means the rate of interest (not necessarily Citibank, N.A.’s best or lowest rate) stated from time to time by Citibank, N.A. in New York, New York, to be its base rate.

SECTION I. Payments and Computations; Payment of Structuring Fee.

(a)

All payments made by the Borrower under this Note shall be made, without deduction, withholding, set off or counterclaim, no later than 11:00 A.M. (New York City time) on the date when due in freely transferable lawful money of the United States of America to the Bank at its address at 399 Park Avenue, New York, NY 10043, U.S.A., for the account of the Bank’s Lending Office in same day funds. The Bank’s “Lending Office” means the main office of the Bank in New York, New York, U.S.A., or any other office or affiliate of the Bank located in the United States hereafter selected and notified to the Borrower in writing from time to time by the Bank.

(b)

Computations of interest shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c)

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause such payment to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)

On the date of disbursement of the proceeds of this Note, the Bank shall receive from the Borrower a structuring fee equal to 0.25% of the principal amount of this Note. The Bank may, upon the Borrower’s request, deduct the full amount of such structuring fee from the proceeds of this Note before such proceeds are disbursed by the Bank to the Borrower (provided, however, that for all other purposes under this Note, the amount of the proceeds hereof disbursed to the Borrower shall then equal the sum of the reduced amount actually disbursed to the Borrower and the amount of such structuring fee).

SECTION 2. Prepayments.

(a)

The Borrower may, upon at least five (5) Business Days’ notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay this Note in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid, provided that (i) each partial prepayment shall be in a principal amount not less than U.S.$ 225,000.00 and (ii) in the event of such prepayment other than on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Bank in respect thereof pursuant to Section 15(c). Notwithstanding the foregoing, if any such prepayment is for the prepayment in full of all obligations under this Note in connection with a termination of this Note and is being paid by the Borrower from the proceeds of another transaction, then such prepayment may be conditioned upon the closing of such other transaction; provided that (i) if such prepayment is not made on the date set forth in the applicable notice, the Borrower shall be obligated to pay to the Bank any amounts required to be paid under Section 15(c), and (ii) the Bank shall have no obligation to accept such prepayment later than five (5) Business Days after the date set forth in the applicable notice.

(b)

If the Bank shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to continue to fund or maintain this Note, upon demand by the Bank the Borrower shall forthwith prepay in full this Note with accrued interest thereon and all other amounts payable by the Borrower hereunder. If it is lawful for the Bank to maintain this Note through the last day of the Interest Period then applicable, such prepayment shall be due on such last day.

SECTION 3. Increased Costs.

If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) after the date hereof in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to the Bank of funding or maintaining this Note, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost; provided that the Bank shall not be entitled to compensation, and the Borrower shall not be required to pay any compensation, under this Section for any such amounts incurred or accruing more than 180 days prior to the date of the delivery to the Borrower of the certificate referred to in the next sentence. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4. Increased Capital.

If the Bank determines that compliance with any change after the date hereof in any law or regulation or any guideline or interpretation thereof or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any entity controlling the Bank and that the amount of such capital is increased by or based upon the existence of this Note, then, upon demand by the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of this Note; provided that the Bank shall not be entitled to compensation, and the Borrower shall not be required to pay any compensation, under this Section for any such amounts incurred or accruing more than 180 days prior to the date of the delivery to the Borrower of the certificate referred to in the next sentence. A certificate as to such amounts, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 5. Taxes.

(a)

Any and all payments made by the Borrower hereunder or under any instrument delivered hereunder shall be made, in accordance with Section 1 or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Bank’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other instrument to be delivered hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 5), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in the minimum amount and in accordance with applicable law.

(b)

In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Note or any other instrument to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)

The Borrower shall indemnify the Bank for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 5) imposed on or paid by the Bank or any Affiliate (as hereinafter defined) of the Bank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor.

(d)

Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Bank, at its address referred to in Section 13, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under any other documents to be delivered hereunder by or on behalf of the Borrower, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, at the Bank’s request, furnish, or cause the payor to furnish, to the Bank, an opinion of counsel reasonably acceptable to the Bank stating that such payment is exempt from Taxes.

(e)

The Bank shall upon written request (but only if the Bank is lawfully able to do so) use best efforts to provide the Borrower with two copies of any form, document or other certification, appropriately completed, necessary for the Bank to be exempt from, or entitled to a reduced rate of, any Tax on payments pursuant hereto. To the extent that any such form, document or certification becomes obsolete, the Bank shall upon written request provide either an updated or successor form, document or certification to the Borrower.

SECTION 6. Use of Proceeds; Security Agreement and Guaranty.

(a)	The proceeds of this Note shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance its acquisition of Regan Lodge Inc.

(b)

The obligations of the Borrower under this Note are secured by, and the Bank’s disbursement of the proceeds of this Note to the Borrower is conditioned upon, (i) the execution by PriceSmart, Inc. (the “Guarantor”) of that certain Guaranty dated on or about the date hereof (the “Guaranty”), and (ii) the granting by the Borrower and Regan Lodge Inc. to the Bank, pursuant to the terms of that certain Debenture and Deed Of Charge by way of Legal Mortgage made as of the date hereof between the Borrower and Regan Lodge Inc. (Company No. 19394) and Citicorp Merchant Bank Limited, a licensed bank and trust company incorporated in the Republic of Trinidad & Tobago and registered as an external company under the laws of Barbados (the “Security Agreement”), a first-priority security interest in the assets of the Borrower identified as collateral therein and a second-priority security interest in the assets of Regan Lodge Inc. identified as collateral therein subject only to the Debenture/Mortgage dated the 7th day of May, 2001 (recorded in the Registration Office of Barbados on the 5th day of July, 2001 as Deed No. 4915) and made between Regan Lodge Inc. and Citicorp Merchant Bank Limited.

SECTION 7. Representations and Warranties.

The Borrower represents and warrants as follows:

(a)

The Borrower is a corporation duly organized and validly existing under the laws of Barbados and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)

The execution, delivery and performance by the Borrower of this Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s organizational documents or (ii) contravene in any material respect any law or contractual restriction binding on or affecting the Borrower.

(c)

No authorization or approval or other action by, and no notice to or filing with, (i) any governmental authority or regulatory body or (ii) any other third party with respect to any material contractual obligation, is required for the due execution, delivery and performance by the Borrower of this Note.

(d)	This Note has been duly executed and delivered by the Borrower. This Note is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(e)

The Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at August 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of the Borrower’s auditors, or other approved independent public accountants, and the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at July 31, 2007, and the related Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the last eleven (11) months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Bank, fairly present the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles in Barbados, consistently applied. Since July 31, 2007, there has been no Material Adverse Change.

There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any Subsidiary of the Borrower before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Note or the consummation of the transactions contemplated hereby.

(g)

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of the loan evidenced by this Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)

Each of the Borrower and its Subsidiaries (if any) has filed, has caused to be filed or has been included in all material tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all material taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns.

Each of the Borrower and its Subsidiaries (if any) is in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of its properties or to the conduct of its business and laws with respect to social security and pension fund obligations), in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Barbados, imposed, assessed, levied or collected by the Government of Barbados or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Note or (ii) on any payment to be made by the Borrower pursuant to this Note.

(k)

Neither the Borrower nor any Subsidiary of the Borrower, nor any of their respective properties, has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Barbados.

(1)

The Borrower’s obligations under this Note constitute direct, unconditional, unsubordinated and unsecured obligations of the Borrower and do rank and will rank pari passu in priority of payment and in all other respects with all other unsecured indebtedness of the Borrower.

(m)

This Note is in proper legal form under the law of Barbados for the enforcement thereof against the Borrower under the law of Barbados; and to ensure the legality, validity, enforceability or admissibility in evidence of this Note in Barbados, it is not necessary that this Note or any other document be filed or recorded with any court or other authority in Barbados or that any stamp or similar tax be paid on or in respect of this Note.

(n)

The Borrower, a nonbank entity located outside the United States of America, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D of the Board of Governors of the U.S. Federal Reserve System as in effect from time to time (“Regulation D”)) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States of America as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower acknowledges that the proceeds of its borrowing from the international banking facility of the Bank will be used solely to finance the Borrower’s operations outside the United States of America or that of the Borrower’s foreign affiliates.

(o)

Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

No information, exhibit or report furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Note or pursuant to the terms of this Note contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(q)	The Borrower is Solvent.

SECTION 8. Affirmative Covenants.

So long as the loan evidenced by this Note shall remain unpaid, the Borrower shall:

(a)

Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries (if any) to comply, in all material respects, with all applicable laws, rules, regulations and orders, in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)

Visitation Rights. At any reasonable time and from time to time during regular business hours and upon reasonable notice, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower its Subsidiaries (if any), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries (if any) with any of their officers or directors and with their independent certified public accountants.

(c)	Reporting Requirements. Furnish to the Bank:

(i)	as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and of Regan Lodge Inc., respectively,

Consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries and of Regan Lodge Inc. and its Consolidated Subsidiaries (if any) as of the end of such fiscal quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Consolidated Subsidiaries and of Regan Lodge Inc. and its Consolidated Subsidiaries (if any) for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Note (except Section 10(a) of this Note) and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 10(b), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 10(b), a statement of reconciliation conforming such financial statements to GAAP; upon Regan Lodge Inc.’s merger or consolidation with the Borrower, this Section 8(c) (i) shall no longer apply to Regan Lodge Inc.;

as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower and each fiscal year of Regan Lodge Inc., respectively, a copy of the annual audit report for the fiscal year for the Borrower and its Consolidated Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and a copy of the annual audit report for the fiscal year for Regan Lodge Inc. and its Consolidated Subsidiaries (if any), containing Consolidated and consolidating balance sheets of Regan Lodge Inc. and its Consolidated Subsidiaries (if any) as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of Regan Lodge Inc. and its Consolidated Subsidiaries (if any) for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Bank by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Bank, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 10, a statement of reconciliation conforming such financial statements to GAAP; upon Regan Lodge Inc.’s merger or consolidation with the Borrower, this Section 8(c) (ii) shall no longer apply to Regan Lodge Inc.;

(iii)

as soon as possible and in any event within ten Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)

promptly after the Borrower becoming aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any Subsidiary of the Borrower of the type described in Section 7(1); and

(v)	such other information respecting the Borrower or its Subsidiaries (if any) as the Bank may from time to time reasonably request.

SECTION 9. Negative Covenants.

So long as the loan evidenced by this Note shall remain unpaid, (i) the Borrower shall not merge or consolidate with or into any Person without first obtaining the express written consent of the Bank, except that (ii) the Bank’s consent shall not be required in the event that Regan Lodge Inc. or any other Subsidiary of the Borrower at any time merges or consolidates with or into the Borrower, or in the event that any

Subsidiary of the Borrower at any time merges or consolidates with or into any other Subsidiary of the Borrower; however, the Borrower shall furnish the Bank at least 30 days’ advance notice, in writing, of any merger or consolidation referred to in clause (ii) of this Section 9.

SECTION 10. Financial Covenants.

So long as the loan evidenced by this Note shall remain unpaid, the Borrower shall:

(a)

Maintain a Debt Service Coverage Ratio of not less than 4.5 to 1.0 during the Borrower’s fiscal year ending August 31, 2008, 3.5 to 1.0 during its fiscal year ending August 31, 2009, 3.0 to 1.0 during its fiscal year ending August 31, 2010, 2.5 to 1.0 during its fiscal year ending August 31, 2011, 2.0 to 1.0 during its fiscal year ending August 31, 2012, and 1.5 to 1.0 during its fiscal year ending August 31, 2013 and each subsequent fiscal year of the Borrower; as used herein, “Debt Service Coverage Ratio” means that certain ratio the numerator of which equals the sum of operating income (including other operating cash income) plus depreciation expenses and the denominator of which equals the sum of gross interest expense plus current maturity of long term debt, in each case of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

(b)

Maintain a Leverage Ratio of not more than 1.0 to 1.0; as used herein, “Leverage Ratio” means that certain ratio the numerator of which equals the balance sheet amount of total debt of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP and the denominator of which equals EBITDA (as defined below).

(c)

For purposes of this Section 10, “EBITDA” shall mean the sum of (A) net income, (B) tax expenses, (C) interest expenses, (D) depreciation expenses, (E) amortization expenses, (F) any non-cash items used to determine net income, and (G) losses (or minus gains) from the sale of assets (other than inventory in the ordinary course of business), less interest income, in each case of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

SECTION 11. Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)

The Borrower shall fail to pay any principal of this Note when due; or the Borrower shall fail to pay any interest hereon or other amount payable hereunder within five (5) Business Days of the date when due; or

(b)

Any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Note or by the Guarantor under or in connection with the Guaranty shall prove to have been incorrect in any material respect when made; or

(c)

The Borrower or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Note or the Guaranty on its part to be performed or observed, and such failure shall continue for thirty 30 days after written notice thereof from the Bank; or

(d)

The Borrower, the Guarantor or any Subsidiary of the Borrower shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least U.S. $225,000.00 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower, such Subsidiary or the Guarantor (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in full prior to the stated maturity thereof; or

(e)

The Borrower, the Guarantor or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any such Subsidiary or the Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or the Borrower, any such Subsidiary or the Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)

Any judgment or order for the payment of money in excess of U.S.$500,000.00 (or its equivalent in other currencies) shall be rendered against the Borrower or any Subsidiary of the Borrower, or any judgment or order for the payment of money (to the extent not covered by insurance) exceeds U.S.$4,500,000.00 (or its equivalent in other currencies) shall be rendered against the Guarantor, and (in any of the foregoing instances) there shall be any period of 10 or more consecutive days during which such judgment or order is not satisfied, discharged, vacated or subject to a stay of enforcement by reason of a pending appeal or otherwise; or

(g)

Any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary of the Borrower that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 or more consecutive days during which such judgment or order is not satisfied, discharged, vacated or subject to a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise; or

(h)

Unless agreed to in writing by the Bank, the obligations of the Borrower or the Guarantor under this Note and/or the Guaranty shall fail to rank at least pari passu with all other unsecured Debt of the Borrower or the Guarantor, as the case may be; or

(i)

Any provision of this Note or of the Guaranty shall cease to be valid and binding on or enforceable against the Borrower or the Guarantor, or the Borrower or the Guarantor shall so assert or state in writing, or the obligations of the Borrower under this Note or of the Guarantor under the Guaranty shall in any way become illegal; or

(j)

Either (i) any authority asserting or exercising governmental or police powers in Barbados shall take any action, including a general moratorium, canceling, suspending or deferring the obligation of the Borrower or the Guarantor to pay any amount of principal or interest payable under this Note or preventing or hindering the fulfillment by the Borrower or the Guarantor of its obligations under this Note or having any effect on the currency in which the Borrower or the Guarantor may pay its obligations under this Note or on the availability of foreign currencies in exchange for local currency (including any requirement for the approval to exchange foreign currencies for local currency) or otherwise or (ii) the Borrower or the Guarantor, as the case may be, shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of the Borrower’s or the Guarantor’s debts or the restructuring of the currency in which the Borrower or the Guarantor may pay its obligations; or

(k)

Any authority asserting or exercising governmental or police powers in Barbados or any person acting or purporting to act under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any portion of the property of the Borrower or the Guarantor; or

(1)	The Guarantor shall cease to own directly or indirectly 100% of the outstanding Voting Stock of the Borrower; or

(m)	A Material Adverse Change shall have occurred and be continuing; or

(n)	The Guarantor shall fail to perform or observe any term, covenant or agreement in the Guaranty, and such failure shall continue for thirty (30) days after written notice thereof from the Bank; or

(o)	Any Event of Default as defined in Section 6.2 of the Security Agreement shall occur and be continuing;

then, and in any such event, the Bank may, by notice to the Borrower, declare this Note, all principal amounts evidenced thereby, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (e) above, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 12. Amendments, Etc.

No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and, in the case of an amendment, the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 13. Notices Etc.

All notices and other communications provided for hereunder shall be in writing and mailed (by international courier), telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121-1745, USA. Attention: Mr. Atul Patel; and if to the Bank, at its address at 399 Park Avenue, New York, NY 10043, U.S.A., Attention: Mr. Leslie Munroe; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

SECTION 14. No Waiver; Remedies.

No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 15. Costs and Expenses.

(a)

The Borrower agrees to pay on demand all losses, and reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of this Note, including, without limitation, losses, costs and expenses sustained by the Bank as a result of any default hereunder.

(b)	The Borrower agrees to indemnify and hold harmless the Bank and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Note or the actual or proposed use of the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this subsection (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Bank, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to this Note, any of the transactions contemplated herein or the actual or proposed use of the proceeds of this Note.

(c)

If the Borrower makes any payment of principal under this Note or pursuant to Sections 2, 3 or 4 or acceleration of the maturity of the Note pursuant to Section 11 or for any other reason other than on the Maturity Date hereof or on the last day of an Interest Period, or if the Borrower fails to make a payment or prepayment of this Note for which a notice of prepayment has been given or that is otherwise required to be made, the Borrower shall, upon demand, pay the Bank any resulting loss, cost or expense incurred by it, including (without limitation), any loss (including loss of anticipated profits), cost or expense incurred in obtaining, liquidating or reemploying deposits or other funds acquired by the Bank to maintain this Note.

(d)

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 3, 4, 5, 15, 17, 22, 23 and 24 shall survive the payment in full of the principal, interest and all other amounts payable hereunder.

SECTION 16. Right of Set-off.

(a)

Upon the occurrence and during the continuance of any Event of Default, the Bank and any of its Affiliates are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Note, irrespective of whether or not the Bank shall have made any demand under this Note and although such obligations may be unmatured. The Bank agrees to notify the Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank and its Affiliates may have.

(b)

The currency equivalent of the amount of any deposit or indebtedness that shall be set-off and applied against any and all obligations of the Borrower hereunder or that may be charged against any or all of the Borrower’s accounts with the Bank or any of its Affiliates shall be that which, in accordance with normal banking procedures, will be necessary to purchase with such other currency, in New York, New York, U.S.A., the amount of United States Dollars that the Borrower has so failed to pay when due.

SECTION 17. Judgments:, Other Currencies.

(a)

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States Dollars into another currency, the Borrower and the Bank agree, to the fullest extent permitted by Jaw, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase United States Dollars with such other currency in New York, New York, U.S.A. on the Business Day preceding that on which final, non-appealable judgment is given.

(b)

The obligation of the Borrower in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be due hereunder in such other currency, the Bank may in accordance with normal banking procedures, purchase United States Dollars with such other currency. If the amount of United States Dollars so purchased is less than the sum originally due to the Bank in United States Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the United States Dollars so purchased exceed the sum originally due to the Bank in United States Dollars, the Bank agrees to remit to the Borrower such excess.

SECTION 18. Joint and Several Liability; Pronouns.

If this Note is signed by two or more persons or entities, each of such persons or entities shall be jointly and severally liable for the Borrower’s obligations under it, the release of one or more such persons or entities shall not affect the obligations and liabilities of the others, the term “the Borrower” shall mean all such persons or entities and the term “the Borrower (or any of them)” shall mean any one or more of such persons or entities. If appropriate, each pronoun shall be read as a masculine or feminine pronoun and each singular pronoun as a plural pronoun.

SECTION 19. Completion of Instrument.

The Borrower hereby irrevocably authorizes the Bank, if this Note is delivered to the Bank undated, to complete the appropriate blank at the head of this Note with a date that is earlier of the date this Note is delivered to the Bank and the date any obligation intended to be evidenced hereby is first created, or, if it is delivered with elements essential to its being an instrument not completed, to make whatever appropriate insertions are necessary to make this Note an instrument.

SECTION 20. Certain Waivers.

The Borrower hereby waives presentment for payment, demand, notice of dishonor and protest of this Note.

SECTION 21. Binding Effect; Assignments.

The Borrower shall not assign or transfer any right or obligation under this Note without the prior written consent of the Bank. This Note shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Bank may assign to any financial institution (including, without limitation, any financial institution affiliated with the Bank) all or any part of, or any interest in, the Bank’s rights and benefits hereunder and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Bank hereunder.

SECTION 22. Governing Law.

This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

SECTION 23. Consent to Jurisdiction; Waiver of Immunities.

(a)

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, U.S.A., and any appellate court from any thereof, over any action or proceeding arising out of or related to this Note or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, U.S.A., as its agent to receive on behalf of the Borrower and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address as set forth below. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)

Nothing in this Section 23 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

(d)

To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Note, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States, as amended, and are intended to be irrevocable for purposes of such Act.

SECTION 24. Confidentiality.

The Bank agrees to hold all Confidential Information obtained pursuant to the provisions of this Note in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent the Bank from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Bank prohibited by this Note, (iv) in connection with any litigation with respect to this Note or the documents executed in connection herewith to which the Bank is a party, or in connection with the exercise of any remedy hereunder or under this Note, (v) to the Bank’s legal counsel and independent auditors and accountants, (vi) to the Bank’s branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), provided that such branches, subsidiaries, offices, affiliates, agents and third parties are legally obligated to maintain the confidentiality of such Confidential Information, and (vii) subject to provisions substantially similar to those contained in this Section 24, to any actual or proposed participant or assignee hereunder.

SECTION 25. Patriot Act.

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries (if any) to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.

SECTION 26. Defined Terms.

(a)	As used in this Note, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Bank” has the meaning specified in the first paragraph of this Note.

“Borrower” has the meaning specified in the first paragraph of this Note.

“Business Day” has the meaning specified in the second paragraph of this Note.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Citigroup” means Citigroup, Inc. and each subsidiary and affiliate thereof (including, without limitation, Citibank, N.A. and each of its branches wherever located).

“Confidential Information” means information that the Borrower furnishes to the Bank, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Bank from a source other than the Borrower, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred and paid in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Events of Default” has the meaning specified in Section 11.

“GAAP” has the meaning specified in Section 26(b).

“Guarantor” has the meaning specified in Section 6(b).

“Guaranty” has the meaning specified in Section 6(b).

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Party” has the meaning specified in Section 15(b).

“Interest Period” has the meaning specified in the second paragraph of this Note.

“Lending Office” has the meaning specified in Section 1(a).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or of the Borrower and its Subsidiaries (if any) taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or of the Borrower and its Subsidiaries (if any) taken as a whole, (b) the rights and remedies of the Bank under this Note or (c) the ability of the Borrower to perform its obligations under this Note.

“Maturity Date” has the meaning specified in the first paragraph of this Note.

“Other Taxes” has the meaning specified in Section 5(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Process Agent” has the meaning specified in Section 23(a).

“Security Agreement” has the meaning specified in Section 6(b).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 5(a).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

(b)

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Barbados consistent with those applied in the most recent balance sheet and statements of income and cash flows referred to in Section 7(e) (“GAAP”).

SECTION 27. Waiver of Jury Trial.

The Borrower and (by accepting this Note) the Bank hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note or the actions of the Bank in the negotiation, administration, performance or enforcement hereof.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its officer thereunto duly authorized, as of the date first above written.

PSMT (BARBADOS) INC.

By:	/s/ AtulKumar Chandubhai Patel
Print Name:	AtulKumar Chandubhai Patel
Title:	Treasurer

State of California

County of San Diego

On November 8, 2007, before me, Patricia A. Sweeney, Notary Public,

personally appeared Atulkumar Chandubhai Patel

☒ personally known to me - OR - ☐ proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and office seal.

/s/ Patricia A. Sweeney
SIGNATURE OF NOTARY